Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 21, 2011 (the “Effective Date”), is by and between BeneChill, Inc., a Delaware corporation (the “Company”), having an office at 10060 Carroll Canyon Road, Suite 100, San Diego CA 92131, and Fred Colen, an individual residing at                                          (the “Employee”).

WHEREAS, the Employee wishes to provide, and the Company wishes to receive, the Employee’s services pursuant to the terms set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee, each intending to be legally bound, agree as follows:

1. Employment.

(a) Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as its President and Chief Executive Officer, and the Employee accepts such employment.

(b) Duties. The Employee will devote substantially all of the Employee’s business hours to, and during such time, will make the best use of the Employee’s energy, knowledge and training in, advancing the Company’s interests. The Employee will diligently and conscientiously perform the duties of the Employee’s position within the general guidelines to be determined by the Company’s Board of Directors (the “Board”). While the Employee is employed by the Company, the Employee will report to the Board and keep the Board informed of any other business activities, and will promptly stop any such activity that might conflict with the Company’s interests or adversely affect the performance of the Employee’s duties for the Company; provided, however, that the Employee may maintain his residence in Florida. Additionally, the Employee may remain a member of the board of directors of Xeltis and may become a member of the board of directors of one additional company that does not compete with the Company provided that the duties related to such board membership do not interfere with or compete with the Employee’s duties as the President and Chief Executive Officer of the Company.

2. Compensation.

(a) Salary. The Company agrees that while the Employee is serving as the Company’s President and Chief Executive Officer, the Employee will be paid a salary at the rate of $330,000 per year, which amount may be increased from time to time as the Board, in its sole discretion, determines (as applicable, the “Salary”). The Salary will be paid in accordance with the standard payroll practices of the Company.

(b) Bonus. The Company agrees to pay the Employee an annual bonus of up to 30% of the Salary, the amount of such bonus to be determined by the Board, in its sole discretion, based upon objectives agreed to at the beginning of each calendar year and compared to the Company’s actual performance reviewed by the Compensation Committee of the Board at the end of each calendar year.

(c) Stock Incentives.

(1) Following the final closing of the sale of the Company’s Series D Convertible Preferred Stock pursuant to the terms of the Series D Preferred Stock Purchase Agreement (the “Series D Financing”) and the Board’s acceptance of a 409A stock evaluation to be performed following the closing of the Series D Financing, the Company agrees to grant the Employee an option under the Company’s 2003 Stock Incentive Plan (the “Plan”) to purchase shares of the Company’s Common Stock equaling 5% of the outstanding capital stock of the Company, calculated on a fully-diluted basis (i.e., assuming that all outstanding stock options, warrants and convertible securities have been exercised for or converted into common stock and all options reserved for issuance in the option pool have been issued and exercised for Common Stock) (the “5% Interest”), provided, however, that the calculation of the 5% Interest will be limited to $12,000,000 of proceeds from the Series D Financing that consists of new money (and not note conversion). Such option grant shall vest over a four-year period, with 25% of the stock subject to such option vesting as of November 21, 2012 (the one-year anniversary of the Effective Date) and 75% of the stock subject to such option vesting over the remaining 36 months in monthly installments. The exercise and other terms of this option shall be as set forth in the form of Stock Option Agreement attached hereto as Exhibit A.

(2) If the amount of proceeds received by the Company from the Series D Financing consisting of new money (and not note conversion) totals less than $12,000,000 in the aggregate, than following the closing of any subsequent equity financing of the Company where the Company raises additional proceeds of up to the New Cash Balance Amount, the Company agrees to grant the Employee an additional option under the Plan to purchase such number of additional shares of the Company’s Common Stock to enable the Employee to retain the 5% Interest following such subsequent equity financing; provided, however that the determination of such new option grant to allow the Employee to retain the 5% Interest following such subsequent equity financing shall be limited only to the amount of additional proceeds raised in such equity financing up to the New Cash Balance Amount (for the purposes of this Agreement, the term “New Cash Balance Amount” shall mean $12,000,000 minus the aggregate of the aggregate amount of proceeds received by the Company from the Series D Financing consisting of new money (and not note conversion)). For example, if pursuant to the Series D Financing, the Company sells a total of $17,200,000 of Series D Convertible Preferred Stock consisting of $9,200,000 derived from note conversion and $8,000,000 from new money, then the Company will grant the Employee the stock option grant described in Section 2(c)(1), with the New Cash Balance Amount totaling $4,000,000. If following the Series D Financing, the Company raises additional proceeds from the sale of equity totaling $5,000,000 in the aggregate, the Company will grant the Employee an additional option pursuant to this Section 2(c)(2) to allow the Employee to retain the 5% Interest, but such 5% Interest will be calculated using only the New Cash Balance Amount of $4,000,000 and not the entire $5,000,000 of proceeds raised in such financing.

(3) In addition to the Salary, the bonus referenced in Section 2(b) and the stock option grants referenced in Sections 2(c)(1) and 2(c)(2), the Board may elect to grant to the Employee from time to time stock options for additional shares of the Company’s Common Stock or similar incentives, pursuant to the terms and conditions of the Plan, based upon the Employee’s contributions to the Company and other relevant factors, as determined by the Board in its sole discretion. Except as provided in Sections 2(c)(1) and 2(c)(2), the Company shall have no obligation to issue the Employee stock options or similar incentives in any specific amounts or levels of ownership.

(d) Reimbursement of Business Expenses. The Company agrees to reimburse the Employee for all reasonable out-of-pocket business expenses incurred by the Employee on behalf of the Company, provided that the Employee properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

(e) Benefits and Vacation. The Employee is entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Employee to participate. The Employee is entitled to three weeks of paid vacation and all legal holidays observed by the Company, in each case, in accordance with the Company’s policies as in effect from time-to-time.

3. Term and Termination.

(a) Term. This Agreement will become effective upon the Effective Date. Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and the Employee’s employment shall continue to be on an “at-will” basis. The Employee acknowledges that his employment with the Company is terminable at will at any time by either party as described herein.

(b) Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 5, 6 and 7:

(1) The Company may terminate this Agreement for Cause (as defined in Section 3(c)) immediately upon written notice to the Employee;

(2) This Agreement will terminate upon the Employee’s death;

(3) The Company may terminate this Agreement upon 30 days’ written notice in the event of the Employee’s “permanent disability,” meaning the occurrence of an event which constitutes permanent and total disability within the meaning of Section 22(e)(3) of the Code;

(4) Either the Company or the Employee may terminate this Agreement without Cause upon 30 days’ prior written notice to the other party.

(c) Definitions.

(1) “Cause” means:

(A) The Employee’s material breach of Sections 5, 6 or 7 of this Agreement, which breach is not cured within 30 days of written notice from the Board setting forth in reasonable detail the nature of such breach;

(B) The Employee’s gross misconduct which is materially and demonstrably injurious to the Company;

(C) The Employee’s willful and continued failure to perform substantially the Employee’s duties with the Company (other than a failure resulting from the Employee’s incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides for a reasonable period of time within which the Employee may take corrective measures; or

(D) The Employee’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Employee’s ability to perform substantially the Employee’s duties for the Company.

(2) “Termination Date” means the date this Agreement is terminated.

4. Compensation Upon Termination. Upon the termination of the Employee’s employment with the Company, the Employee shall be entitled to receive the benefits described in this Section 4 and no other benefits.

(a) Termination for Cause. If this Agreement is terminated by the Company pursuant to Section 3(b)(1), the Employee shall be paid (i) his then current Salary through the Termination Date, (ii) any benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the Termination Date under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such Salary shall be paid on the Company’s next payday following the Termination Date and such unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date.

(b) Termination Due to Death or Disability. If this Agreement is terminated by the Company pursuant to Sections 3(b)(2) or 3(b)(3), the Employee shall be paid (i) his then current Salary through the end of the month following his death or termination as a result of total disability, (ii) benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the date of his death or termination under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such amounts shall be paid in one lump sum within 10 business days of the date of his death or termination as a result of total disability.

(c) Termination upon Change of Control. Upon a Change of Control, as defined in Section 13.1 of the Plan, if, pursuant to Section 3(b)(4), (i) the Company or its successor elects not to continue the Employee’s employment as of the date of the Change of Control, (ii) the Company or its successor terminates the Employee’s employment any time within 12 months following the date of the Change of Control for any reason other than Cause pursuant to Section 3(b)(i), or (iii) the Employee voluntarily terminates his employment as a result of the Company’s or its successor’s substantial reduction in the Employee’s duties and responsibilities related to the Company’s business or assets (recognizing that the Employee’s actual title and reporting responsibilities may be different, as a result of working for a larger organization after a Change of Control, but his title and responsibilities shall not be less subordinate than the senior executive officer of a surviving company’s subsidiary or division whose primary business is substantially comprised of the business of the Company), then the Employee shall be paid (a) his then current Salary for a period of 6 months from the date that notice of termination is delivered by the Company pursuant to Section 3(b)(4) in accordance with the Company’s standard payroll practices, (b) benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the date of his termination under the terms and conditions of such plans, and (c) any unpaid expense reimbursement, which unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date. In addition, the vesting of any stock options or other incentive awards awarded under the Plan shall immediately vest if the acquiring entity or successor to the Company does not assume such stock options or incentive awards or replace them with substantially equivalent stock options or incentive awards, or if so assumed or replaced, the Employee’s employment is subsequently terminated pursuant to this Section 4(c)(ii) or 4(c)(iii). The Company or its successor shall only be obligated to make the foregoing payment if the Employee (1) has returned all Company property in the Employee’s possession, (2) has resigned as a member of the Board of Directors of the Company and all of its subsidiaries (to the extent applicable), and (3) signs (and does not revoke) a general release in a form to be provided by the Company.

(d) Termination Without Cause. If this Agreement is terminated by the Company pursuant to Section 3(b)(4), except in the case of a Change of Control, the Employee shall be paid (i) his then current Salary for a period of six months from the date that notice of termination is delivered by the Company pursuant to Section 3(b)(4) in accordance with the Company’s standard payroll practices, and (ii) any unpaid expense reimbursement, which unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date. The Company shall only be obligated to make the foregoing payment if the Employee (i) has returned all Company property in the Employee’s possession, (ii) has resigned as a member of the Board of Directors of the Company and all of its subsidiaries (to the extent applicable), and (iii) signs (and does not revoke) a general release in a form to be provided by the Company.

(e) Termination by the Employee. If this Agreement is terminated by the Employee pursuant to Section 3(b)(4), the Employee shall be paid (i) his then current Salary through the Termination Date, (ii) any benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which Employee participated during the term of his employment, the right to which had vested on the date of his termination under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such Salary shall be paid on the Company’s next payday following the Termination Date and such unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date.

5. Confidentiality.

(a) Definition. “Confidential Information,” as used in this Agreement, means information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(1) information or material relating to the Company, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(2) information or material relating to the Company’s Inventions;

(3) information which when received is marked as “proprietary,” “private,” or “confidential”;

(4) trade secrets; and

(5) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of the Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

(b) Prohibition on Disclosure and Use of Confidential Information; Return of Materials. The Employee agrees that he will not directly or indirectly disclose or use at any time, either during or subsequent to his employment by the Company or by any of the Company’s subsidiaries or affiliates (which obligation will survive indefinitely), any Confidential Information, except as such disclosure or use may be required in connection with his work for the Company or unless the Employee first secures the written consent of the Company. Upon termination of his employment, the Employee will promptly return to the Company all originals and all copies of all property and assets of the Company created or obtained by the Employee as a result of or in the course of or in connection with his employment with the Company which are in the Employee’s possession or control, whether or not constituting or containing Confidential Information, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, customer lists, or other documents delivered to the Employee concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated, or marketed by the Company during the period of his employment.

(c) Third-Party Information. The Employee understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of the Employee’s obligations to third parties and does not desire to receive any confidential information under such circumstances. Accordingly, the Employee will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. The Employee represents that he has provided the Company with a copy of any agreement by which the Employee is bound that restricts the Employee’s use of any third party’s confidential information.

6. Inventions.

(a) Definition. “Inventions”, as used in this Agreement, means any inventions, improvements, developments, ideas, discoveries or designs, whether patentable or unpatenable, and whether created, conceived and/or reduced to practice solely by the Employee or jointly with others, anywhere in the world, whether or not during regular working hours, and that: (i) relate, at the time of conception or reduction to practice, to (A) the Company’s business, projects or products, or to the manufacture or utilization thereof, or (B) the actual or demonstrably anticipated research or development of the Company, as evidenced by prior written documentation of the Company; (ii) result from any work performed directly or indirectly by the Employee for the Company; or (iii) result, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

(b) Ownership of Inventions. The Employee agrees that all Inventions made by the Employee during his employment with the Company and for six months thereafter will be the sole and exclusive property of the Company. The Employee will, with respect to any Invention:

(1) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(2) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

(3) assign (and the Employee hereby assigns) to the Company all of the Employee’s right, title and interest in and to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and

(4) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

The requirements of this Section 6(b) do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Employee performed for the Company. The Employee agrees to perform promptly (without charge to the Company) all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted upon the Employee’s Inventions against forfeiture, abandonment or loss. If the Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by the Employee, the Employee agrees to do so. With respect to any obligations performed by the Employee under this Section 6(b) following termination of this Agreement, the Company will pay or reimburse all reasonable out-of-pocket expenses.

(c) Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(d) Survivability. The obligations of this Section 6 will survive the expiration or termination of this Agreement.

7. Non-Competition Agreement.

(a) Other Agreements. The Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement with a former or current employer that prohibits the Employee from working for the Company.

(b) Definition. “Company Product” means any actual or potential product, product line or service (i) that has been designed, developed, manufactured, marketed or sold by the Company during the Employee’s employment with the Company, (ii) regarding which the Company has conducted or acquired research and development during the Employee’s employment with the Company, or (iii) which embodies an Invention.

(c) Non-Compete. The Employee agrees that, during his employment with the Company and for a period of one year after the Employee’s employment with the Company ends for any reason, the Employee will not alone, or in any capacity with another firm:

(1) directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee or otherwise) the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Company that performs similar functions or is used for the same general purposes as a Company Product;

(2) disrupt, damage, impair, or interfere with the Company’s relationship with employees, customers, agents, representatives or vendors, or attempt to do any of the same; or

(3) employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company’s then employees on behalf of any other entity, whether or not such entity competes with the Company.

(d) Exceptions to Non-Compete. The restrictions contained in Section 6(c) of this Agreement will not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as, prior to the Employee’s accepting such employment, the Company receives separate written assurances from the prospective employer and from the Employee, satisfactory to the Company, to the effect that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 7(c), the Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

(e) No Additional Compensation. In the event that the Employee’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

(f) Survival. The obligations of this Section 7 will survive the expiration or termination of this Agreement.

8. Miscellaneous.

(a) No Adequate Remedy. The Employee understands that if the Employee fails to fulfill Employee’s obligations under Sections 5, 6 or 7 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Sections 5, 6 and 7 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

(b) Consent to Use of Name. The Employee consents to the use of the Employee’s name in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

(c) No Conflicts. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Employee, as the case may be, under any agreement or contract to which the Employee is a party or any other obligation by which the Employee is bound. Without limiting the foregoing, the Employee agrees that at no time will the Employee use any trade secrets or other intellectual property of any third party while performing services hereunder.

(d) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns; provided however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition or substantially all of its assets or business. This Agreement is also binding on the Employee’s heirs, successors, assigns and legal representatives.

(e) Modification. This Agreement may be modified or amended only by a writing signed by the Company and the Employee.

(f) Governing Law. The laws of the State of Delaware will govern the validity, construction, and performance of this Agreement, without regard to any conflict of law provisions.

(g) Dispute Resolution. Except for any proceeding brought pursuant to Section 8(a) herein, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a “Dispute”), will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the “Mediation Deadline”) will be settled by binding arbitration by a single arbitrator administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness in accordance with the commercial arbitration rules of the JAMS. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damage in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties hereby consent to the jurisdiction of the courts of the state in which the arbitration occurred for this purpose.

(h) Construction. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(i) Waivers. No failure or delay by the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(j) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement.

(k) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand-delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand-delivered, three days after mailing if mailed or one day after delivery to a commercial overnight delivery service, in each case to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

BENECHILL, INC.	EMPLOYEE:

By:	/s/ Fred Colen
Name:	Fred Colen
Its:

EXHIBIT A

STOCK OPTION AGREEMENT

[attached]

INCENTIVE STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into and effective as of [            ], [        ] (the “Date of Grant”), by and between BeneChill, Inc. (the “Company”), and [                    ] (the “Optionee”).

A. The Company has adopted the BeneChill, Inc. 2003 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant stock options to employees and consultants of the Company (as defined in the Plan).

B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the terms and conditions of the Plan and this Agreement.

Accordingly, the parties agree as follows:

1. GRANT OF OPTION.

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase [                    ] [(        )] shares (the “Option Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth in this Agreement and as set forth in the Plan. The Option is intended to be an “incentive stock option” as such term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. OPTION EXERCISE PRICE.

The price to be paid by Optionee in the event of an exercise of the Option will be $[        ] per share (“Option Exercise Price”).

3. DURATION OF OPTION AND TIME OF EXERCISE.

3.1 Exercisability. This Option will become exercisable, on a cumulative basis, with respect to: (a)          Option Shares [25% of the total] on the first anniversary of the Date of Grant; (b)          Option Shares [1/48 of the total – rounded down to nearest whole share] on                      [last day of month of first anniversary] and on the last day of each month thereafter through and including                      [last day of 47th month]; and (c)          Option Shares [remaining shares] on                      [last day of 48th month]; provided that the Optionee has been continuously employed by, or otherwise providing service to, the Company from the Date of Grant through each such date. The foregoing rights to exercise this Option will be cumulative with respect to the Option Shares becoming exercisable on each such date, but in no event will this Option be exercisable after, and this Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. on [            ], [        ] [insert date that is ten years, minus one day, from the Date of Grant] (the “Time of Termination”).

3.2 Termination of Employment or Other Service.

(a) Termination Due to Death, Disability or Retirement. In the event the Optionee’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement, this Option will remain exercisable, to the extent exercisable as of the date of such termination, for a period of six months after such termination of employment (but in no event after the Time of Termination).

(b) Termination for Reasons Other Than Death, Disability or Retirement. In the event that the Optionee’s employment with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, or the Optionee is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ of the Company or another Subsidiary), all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for “cause” (as defined in the Plan), this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination of employment (but in no event after the Time of Termination).

3.3 Change in Control.

(a) Impact of Change in Control. If a Change in Control (as such term is defined in Section 13.1 of the Plan) occurs whereby the acquiring entity or successor the Company does not assume this Option or replace it with substantially equivalent options, then this Option will vest and will become immediately exercisable in full and will remain exercisable for until the Time of Termination, regardless of whether the Optionee remains in the employ or service of the Company or any Subsidiary or any acquiring entity or successor to the Company.

(b) Limitation on Change in Control Payments. Notwithstanding anything in this Section 3.3 to the contrary, if, with respect to the Optionee, acceleration of the vesting of this Option or the payment of cash in exchange for all or part of the Option Shares as provided above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the payments to the Optionee as set forth herein will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. Notwithstanding the foregoing, if the Optionee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Optionee will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 3.3(b) will not apply, and any “payments” to the Optionee pursuant to Section 3.3(a) of this Agreement will be treated as “payments” arising under such separate agreement.

4. MANNER OF OPTION EXERCISE.

4.1 Notice. This Option may be exercised by the Optionee, in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its then principal executive office of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Plan, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

4.2 Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by the tender of existing shares of capital stock of the Company, the value of which shall be deemed to be equal to the current fair market value of such shares, or by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or such other method as deemed acceptable by the Committee. Further, in the event the Plan is registered under the Securities Act of 1933, as amended (the “Act”), a cashless exercise executed through a broker-dealer shall be permitted.

5. RIGHTS OF OPTIONEE; TRANSFERABILITY.

5.1 Employment or Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or other service of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ or other service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

5.2 Rights as a Shareholder. The Optionee will have no rights as a shareholder unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions set forth in Sections 4 and 6 of this Agreement) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

5.3 Restrictions on Transfer.

(a) General. Except as expressly provided in this Agreement, permitted by the Plan or pursuant to testamentary will or the laws of descent and distribution, no right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) Permitted Transfers. The restrictions contained in this Section 5.3 shall not apply with respect to any transfer of this Option by Optionee to (i) a trust or the trustee or trustees of a trust directly or indirectly for the benefit of Optionee’s spouse, children or a charitable organization, or (ii) to Optionee’s executors, administrator, testamentary trustee, legatees or beneficiaries upon Optionee’s death (to the extent permitted by the Plan) (each such transferee, a “Permitted Transferee”); provided, that the Permitted Transferee shall take the Option subject to all the restrictions contained in this Agreement applicable to the original Optionee and; provided further, that the Permitted Transferee shall execute and deliver to the Company a written acknowledgement of such restrictions.

(c) Lock Up. By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5.3(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5.4 Breach of Confidentiality, Non-Compete or Other Agreements. Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Optionee materially breaches the terms of any employment, consulting, confidentiality, assignment of inventions or non-compete agreement or provisions thereof entered into with the Company, including any and all amendments thereto, and regardless as to whether such breach occurs before or after termination of the Optionee’s services to the Company, the Committee in its sole discretion may immediately terminate all rights of the Optionee under the Plan and this Agreement without notice of any kind.

6. SECURITIES LAW AND OTHER RESTRICTIONS.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Optionee may not sell, assign, transfer or otherwise dispose of, any Option Shares, unless (a) there is in effect with respect to the Option Shares a registration statement under the Act and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

7. WITHHOLDING TAXES.

The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the Option, if any, including, without limitation, the grant or exercise of this Option or a disqualifying disposition of any Option Shares, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8. ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

9. SUBJECT TO PLAN.

The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

10. MISCELLANEOUS.

10.1 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective the day and year first above written.

BENECHILL, INC.

By:
Name:
Its:

By execution of this Agreement, the Optionee acknowledges having received a copy of the Plan and agrees to be bound by the terms of this Agreement.	OPTIONEE:

[ ]